MAM Software Group Closes on New Financing

Barnsley, England, October 26, 2010 /PRNewswire-First Call/ -- MAM Software Group, Inc. (OTC Bulletin Board: MAMS) (the “Company” or “MAM”), a leading provider of business automation, data and ecommerce solutions for the automotive aftermarket, announced it has successfully closed a £1,324,550, three year term loan with HSBC Bank plc.  At the current exchange rate, the net proceeds were approximately US$2.0 Million.  The Term Loan is payable in GBP, and at the current exchange rate, the monthly installments are approximately US$62,000 including interest of 3.4%.

Mike Jamieson, CEO of MAM Commented: “We are pleased to have secured this loan with favorable terms, including the 3.4% interest rate.  Securing that interest rate, in this very difficult financing environment, is a validation of our efforts over the past year.  In addition to the favorable interest rate, the debt is not convertible and the Company was not required to issue warrants to complete the transaction.  This US$2.0 funding, and the US$3.3 million equity financing completed earlier this month, allowed MAM to prepay its currently outstanding 16% per annum $3.2 term loan and the 13.5%, $1.0 million Revolving Credit Facility due ComVest Capital, LLC.  After repaying these obligations the Company added approximately $1.1 million to working capital.” Jamieson added: “Now that our refinancing efforts have successfully concluded, 100% of management’s efforts are squarely on the long-term plan for the future of the Company.

About MAM Software Group, Inc.
MAM Software Group, Inc. (OTC Bulletin Board: MAMS) is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. MAM Software Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit   http://www.mamsoftwaregroup.com/.

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Charles F. Trapp, Executive Vice President and Chief Financial Officer -610-336-9045 ext. 240